Exhibit 99.1

Imperva Announces Second Quarter 2016 Financial Results

•	Total revenue of $57.9 million

•	Services revenue growth of 45% was driven by the 88% year-over-year increase in subscription revenue

•	Short-term deferred revenue increased 40% year-over-year

•	Imperva Board commences review of strategic alternatives

Redwood Shores, Calif. – August 4, 2016 – Imperva, Inc. (NYSE: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced financial results for the second quarter ended June 30, 2016.

“Our second quarter results were primarily impacted by extended sales cycles across most geographies and verticals, predominantly relating to larger deals,” stated Anthony Bettencourt, President and Chief Executive Officer of Imperva. “Despite the challenges, we continued to see strength in our subscription revenues driven by the ongoing momentum of our Incapsula business. Longer-term, we believe that Imperva remains in position to reaccelerate growth due to our best-of-breed discovery, protection and compliance solutions, commitment to innovation and enterprises’ongoing need to protect their business-critical data and applications.”

Second Quarter 2016 Financial Highlights

•	Revenue: Total revenue for the second quarter of 2016 was $57.9 million compared to $53.5 million in the second quarter of 2015. Within total revenue, product revenue was $14.8 million, compared to $23.9 million in the same period last year. Services revenue increased 45% year-over-year to $43.0 million and accounted for 74% of total revenue. Within services revenue, overall subscription revenue grew 88% to $19.6 million, compared to the second quarter of 2015. Combined product and subscription revenue was $34.4 million, consistent with the second quarter of 2015.

•	Operating Profit (Loss): Operating loss was $(23.8) million for the second quarter compared to a loss of $(17.3) million during the second quarter in 2015. The results as reported in accordance with U.S. generally accepted accounting principles (GAAP) included stock-based compensation and amortization of purchased intangibles of $17.5 million for the second quarter of 2016 and $14.9 million for the second quarter of 2015. Non-GAAP operating loss for the second quarter was $(6.3) million, compared to an operating loss of $(2.3) million during the same period in 2015, excluding the above mentioned charges.

•	Net Profit (Loss): Net loss for the second quarter was $(24.7) million, or $(0.77) per share based on 32.2 million weighted average shares outstanding. This compares to net loss of $(17.3) million, or $(0.57) per share based on 30.3 million weighted average shares outstanding in the second quarter of 2015.

Non-GAAP net loss for the second quarter of 2016 was $(7.3) million, or $(0.23) per share based on 32.2 million weighted average shares outstanding, excluding the above mentioned charges. This compares to non-GAAP net loss of $(2.4) million, or $(0.08) per share based on 30.3 million weighted average shares outstanding in the second quarter of 2015.

•	Balance Sheet and Cash Flow: As of June 30, 2016, Imperva had cash, cash equivalents and investments of $255.2 million. Total deferred revenue of $114.8 million increased 33% compared to $86.1 million as of June 30, 2015. Short-term deferred revenue of $87.1 million increased 40% compared to $62.0 million as of June 30, 2015.

The company used $2.2 million in net cash from operations for the second quarter of 2016, consistent with the second quarter of 2015. The company used $7.0 million in free cash flow (cash flows from operating activities, less capital expenditures) for the quarter compared to using $4.0 million during the second quarter of 2015.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Second Quarter and Recent Operating Highlights

•	During the second quarter of 2016, Imperva booked 115 deals with a value over $100,000, consistent with the second quarter of 2015.

•	During the second quarter of 2016, Imperva added 160 new customers compared to 190 during the second quarter of 2015. Imperva now has over 4,800 customers in more than 100 countries around the world.

•	Imperva announced the availability of Imperva ThreatRadar IP Reputation for Imperva Skyfence, a crowdsourced threat intelligence solution to secure access to data stored in cloud apps.

•	Imperva announced the general availability of the Imperva SecureSphere Deployment Kit for the new Microsoft Azure Security Center.

•	Imperva announced Imperva Camouflage Data Masking, a new offering that enables enterprises to replace sensitive data, such as personally identifiable information, embedded in business processes with realistic fictional data.

Business Outlook

The following forward-looking statements reflect expectations as of August 4, 2016. Results may be materially different and could be affected by the factors detailed in this press release and in recent Imperva SEC filings.

Third Quarter Expectations – Ending September 30, 2016

Imperva expects total revenue for the third quarter of 2016 to be in the range of $62.0 million to $64.0 million. The company expects in the third quarter of 2016 non-GAAP gross margins of approximately 80%. Further, Imperva expects in the third quarter of 2016 non-GAAP operating loss to be in the range of $(5.4) million to $(4.2) million and non-GAAP net loss to be in the range of $(5.9) million to $(4.7) million, or $(0.18) to $(0.14) per share based on approximately 32.6 million weighted average shares, which excludes stock-based compensation and amortization of purchased intangibles.

Full Year Expectations –Ending December 31, 2016

Imperva expects total revenue for 2016 to be in the range of $248.6 million to $250.6 million. Imperva expects 2016 non-GAAP gross margins of approximately 80%. Further, the company expects 2016 non-GAAP operating loss to be in the range of $(24.5) million to $(23.3) million and non-GAAP net loss to be in the range of $(26.3) million to $(25.2) million, or $(0.82) to $(0.78) per share based on approximately 32.2 million weighted average shares, which excludes stock-based compensation and amortization of purchased intangibles. Imperva expects capital expenditures for the full year to be in the range of $18.0 million to $20.0 million. Finally, the company expects to generate positive cash flows from operations in 2016.

No reconciliation of forward-looking GAAP to non-GAAP financial measures has been provided in this press release. An explanation is included below under the heading “Non GAAP Financial Measures.”

Imperva Board Commences Review of Strategic Alternatives

Imperva also announced that its Board of Directors has initiated a comprehensive review of strategic alternatives to enhance shareholder value. The Board has retained Qatalyst Partners as financial advisor and Fenwick & West as legal advisor to assist in the process.

“Imperva’s Board is committed to increasing shareholder value, and after careful consideration, we believe it is an appropriate time to undertake a comprehensive review of strategic alternatives,” said Mr. Bettencourt. “We will take the necessary time to review all options to determine how best to maximize shareholder value. As we go through this process, we remain focused on improving our operational and financial performance, and continuing to deliver our best-of-breed discovery, protection and compliance solutions to help customers protect their business critical data and applications.”

There is no set timetable for the review process, and no assurance can be given as to its outcome. The Company does not intend to discuss or disclose further developments related to the review until the Board has determined that further disclosure is appropriate.

Quarterly Conference Call

Imperva will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results for the second quarter ended June 30, 2016. To access this call, dial (800) 750-4984 for the U.S. or Canada or (913) 312-1378 for international callers with conference ID #3864273. A live webcast of the conference call will be accessible from the investors page of the Imperva website at www.imperva.com, and a recording will be archived and accessible at www.imperva.com. An audio replay of this conference call will also be available through August 18, 2016, by dialing (877) 870-5176 for the U.S. and Canada, or (858) 384-5517 for international callers and entering passcode #3864273.

Non-GAAP Financial Measures

Imperva reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). To supplement the Imperva unaudited condensed consolidated financial statements presented in accordance with GAAP, Imperva uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of Imperva operations as determined in accordance with GAAP. The non-GAAP financial measures used by Imperva include historical and forward-looking non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted loss per share and forward-looking non-GAAP gross margin. These non-GAAP financial measures exclude stock-based compensation and amortization of purchased intangibles from the Imperva unaudited condensed consolidated statement of operations.

For a description of these items, including the reasons why management adjusts for them, and reconciliations of historical non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Use of Non-GAAP Financial Information” as well as the related tables that precede it. Imperva may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Imperva believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Imperva does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, Imperva does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. In particular, stock-based compensation expense would be difficult to estimate because it depends on the company’s future hiring and retention needs, as well as the future fair market value of the company’s common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the company’s outlook.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation those regarding the Imperva “Business Outlook” (“Third Quarter Expectations – Ending September 30, 2016” and “Full Year Expectations – Ending December 31, 2016”); the company’s beliefs that strength in its subscription revenues and momentum in its Incapsula business will continue; the company’s belief that it will be able to reaccelerate growth over the longer term; the company’s belief that it will continue to have best-of-breed discovery, protection and compliance solutions and a commitment to innovation; the company’s belief that enterprises will continue to need products and services such as those offered by Imperva to protect their business critical data and applications leading to a strong pipeline of opportunities; and the board’s intentions with regard to conducting a comprehensive review of strategic alternatives to enhance shareholder value, and all related statements. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: the risk that demand for the company’s cyber security solutions may not increase or may decrease, including as a result of global macroeconomic conditions and other economic conditions that may reduce enterprise software or security spending generally or customer perceptions about the necessity or reliability of solutions such as ours; the risk that our sales expectations for large customers do not materialize in a particular quarter or at all; the risk that the company may not timely introduce new products or services versions of its products or services and that such products or services may not be accepted by the market or may have defects, errors, outages or failures; the risk that competitors may be perceived by customers to offer greater value or to be better positioned to help handle cyber security threats and protect their businesses from major risk; the risk that existing customers may focus their additional cyber security spending on other technologies or addressing other risks; the risk that the company’s growth may be lower than anticipated; the risk that the markets that Imperva addresses may not grow as anticipated; the risk that the announcement that the board is conducting a review of strategic alternatives may create uncertainty about our prospects as a stand-alone entity and lead to the perception of a change in the direction of our business or other instability, irrespective of the actual circumstances, which may be exploited by our competitors, cause concern to our current or potential customers and partners, and make it more difficult to attract and retain qualified personnel; the risk that the review process may also be costly, time-consuming, disrupt the company’s operations, divert the attention of management and the company’s employees; the risk that a number of factors, including the market price of the company’s stock and general business and market conditions, that may affect the board’s intentions for or the results of its review of strategic alternatives; the risk that the review process may not result in any specific action, or that any action that may result will be implemented well or be successful; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on May 9, 2016 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® (NYSE:IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2016 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere, CounterBreach, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

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IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net revenue:
Products and license	$14,830	$23,895	$35,671	$40,999
Services	43,043	29,583	81,975	57,236

Total net revenue	57,873	53,478	117,646	98,235

Cost of revenue(1):
Products and license	1,814	2,796	3,998	4,794
Services	10,703	8,770	21,487	17,102

Total cost of revenue	12,517	11,566	25,485	21,896

Gross profit	45,356	41,912	92,161	76,339
Operating expenses:
Research and development	15,576	13,112	31,595	25,790
Sales and marketing	40,977	34,071	81,717	65,324
General and administrative	12,245	11,637	26,131	21,380
Amortization of acquired intangible assets	352	352	704	704

Total operating expenses	69,150	59,172	140,147	113,198

Loss from operations	(23,794)	(17,260)	(47,986)	(36,859)
Other expense, net	(241)	(224)	(158)	(304)

Loss before (benefit) provision for income taxes	(24,035)	(17,484)	(48,144)	(37,163)
(Benefit) provision for income taxes	681	(160)	579	191

Net loss	$(24,716)	$(17,324)	$(48,723)	$(37,354)

Net loss per share of common stock stockholders, basic and diluted	$(0.77)	$(0.57)	$(1.52)	$(1.30)

Shares used in computing net loss per share of common stock, basic and diluted	32,163	30,287	31,984	28,639

(1) Stock-based compensation expense as included in above:
Cost of revenue	1,132	963	2,525	1,877
Research and development	3,802	3,483	8,051	6,811
Sales and marketing	7,683	5,045	12,777	9,510
General and administrative	4,487	5,102	9,406	8,941

Total stock-based compensation expense	$17,104	$14,593	$32,759	$27,139

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$115,732	$168,252
Short-term investments	139,498	96,555
Restricted cash	67	79
Accounts receivable, net	43,879	61,051
Inventory	841	815
Prepaid expenses and other current assets	7,591	7,965

Total current assets	307,608	334,717
Property and equipment, net	19,069	12,164
Goodwill	34,972	34,972
Acquired intangible assets, net	7,287	7,991
Severance pay fund	4,961	4,530
Restricted cash	1,665	1,665
Deferred tax assets	746	588
Other assets	1,135	1,042

TOTAL ASSETS	$377,443	$397,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,158	$6,870
Accrued compensation and benefits	16,346	20,259
Accrued and other current liabilities	5,896	14,283
Deferred revenue	87,109	79,132

Total current liabilities	115,509	120,544
Other liabilities	5,288	4,515
Deferred revenue	27,708	27,525
Accrued severance pay	5,643	4,884

TOTAL LIABILITIES	154,148	157,468

STOCKHOLDERS’ EQUITY:
Common stock	3	3
Additional paid-in capital	479,418	448,069
Accumulated deficit	(255,263)	(206,540)
Accumulated other comprehensive loss	(863)	(1,331)

TOTAL STOCKHOLDERS’ EQUITY	223,295	240,201

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$377,443	$397,669

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(48,723)	$(37,354)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,961	2,184
Stock-based compensation	32,759	27,139
Amortization of acquired intangibles	704	704
Amortization of premiums/accretion of discounts on short-term investments	111	260
Loss on disposals of PPE	255	—
Allowance for doubtful debts	143	283
Excess tax deficiencies (benefits) from share-based compensation	14	(43)
Other	(228)	(47)
Changes in operating assets and liabilities:
Accounts receivable, net	17,029	7,078
Inventory	(26)	(734)
Prepaid expenses and other assets	281	(995)
Accounts payable	(2,570)	(1,420)
Accrued compensation and benefits	(7,037)	1,772
Accrued and other liabilities	(209)	996
Severance pay (net)	328	(71)
Deferred revenue	8,160	4,939
Deferred tax assets	(158)	(44)

Net cash provided by operating activities	3,794	4,647

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales/maturities of short-term investments	34,331	19,169
Purchase of short-term investments	(77,067)	(64,025)
Net purchases of property and equipment	(8,263)	(2,835)
Change in restricted cash	12	(15)

Net cash used in investing activities	(50,987)	(47,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of holdback liability	(7,157)	—
Proceeds from follow-on public offering, net of offering costs	—	127,853
Proceeds from issuance of common stock, net of repurchases	5,682	9,789
Shares withheld for tax withholding on vesting of restricted stock units	(3,954)	(4,202)
Offering costs relating to follow-on public offering	(112)	—
Excess tax (deficiencies) benefits from share-based compensation	(14)	43

Net cash (used) provided by financing activities	(5,555)	133,483

Effect of exchange rate changes on cash and cash equivalents	228	49

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(52,520)	90,473
CASH AND CASH EQUIVALENTS - Beginning of period	168,252	68,096

CASH AND CASH EQUIVALENTS - End of period	$115,732	$158,569

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of GAAP to Non-GAAP Measures)

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	June 30 2016	June 30 2015	June 30 2016	June 30 2015
GAAP operating loss	$(23,794)	(17,260)	$(47,986)	$(36,859)
Plus:
Stock-based compensation expense	17,104	14,593	32,759	27,139
Amortization of purchased intangibles	352	352	704	704

Non-GAAP operating loss	$(6,338)	(2,315)	$(14,523)	$(9,016)

GAAP net loss attributable to Imperva, Inc. stockholders	$(24,716)	(17,324)	$(48,723)	$(37,354)
Plus:
Stock-based compensation expense	17,104	14,593	32,759	27,139
Amortization of purchased intangibles	352	352	704	704

Non-GAAP net loss	$(7,260)	(2,379)	$(15,260)	$(9,511)

Weighted average shares outstanding, basic and diluted	32,163	30,287	31,984	28,639

Non-GAAP net loss, basic and diluted	$(0.23)	$(0.08)	$(0.48)	$(0.33)

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of Free Cash Flow)

(In thousands)

(Unaudited)

	Six months ended June 30
	June 30 2016	June 30 2015
Net cash provided by operating activities	$3,794	$4,647
Less:
Net purchases of property and equipment	(8,263)	(2,835)

Total free cash (used) generated	$(4,469)	$1,812

Use of Non-GAAP Financial Information

In addition to the reasons stated under “Non-GAAP Financial Measures” above, which are generally applicable to each of the items Imperva excludes from its non-GAAP financial measures, Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock-Based Compensation: When evaluating the performance of its consolidated results, Imperva does not consider stock-based compensation charges. Likewise, the Imperva management team excludes stock-based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Imperva excludes stock-based compensation expense from its non-GAAP financial measures primarily because it does not consider it part of ongoing operating results when assessing the performance of its business, and the exclusion of the expense facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of its business.

Amortization of Purchased Intangibles. When analyzing the operating performance of an acquired entity, Imperva’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Imperva’s management excludes the GAAP impact of acquired intangible assets to its financial results. Imperva believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Imperva generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Imperva generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Imperva believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Investor Relations Contact Information

Kim Janssen

650.832.6897

kim.janssen@imperva.com

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com